Exhibit 99.1
United Rentals, Inc.
100 First Stamford Place
Suite 700
Stamford, CT 06902
Telephone: 203 622 3131
unitedrentals.com
United Rentals Announces Record Fourth Quarter and Full-Year1 2022 Results,
Introduces 2023 Outlook, Dividend Program and Restart of Share Repurchase Program
STAMFORD, Conn. – January 25, 2023 – United Rentals, Inc. (NYSE: URI) today announced financial results for the fourth quarter of 2022 and reported its full-year results on Form 10-K. The company also announced its full-year 2023 guidance, the initiation of a quarterly dividend of $1.48 per share, equating to an initial annualized yield of approximately 1.5%, and its plan to restart its share repurchase program, with the intent to buyback $1.0 billion of common stock in 2023.
Fourth Quarter 2022 Highlights
•Total revenue of $3.296 billion, including rental revenue2 of $2.747 billion.
•Fleet productivity3 increased 5.9% year-over-year, including the impact of the acquisition of Ahern Rentals, Inc. ("Ahern Rentals") in the quarter.
•Net income of $639 million, at a margin4 of 19.4%. GAAP diluted earnings per share of $9.15, and adjusted EPS5 of $9.74.
•Adjusted EBITDA5 of $1.647 billion, at a margin4 of 50.0%.
•Full-year net cash provided by operating activities of $4.433 billion; free cash flow5 of $1.764 billion, including gross rental capital spending of $3.436 billion.
•Year-end net leverage ratio6 of 2.0x, with total liquidity6 of $2.896 billion.
CEO Comment
Matthew Flannery, chief executive officer of United Rentals, said, “Our fourth quarter results capped an outstanding year, during which we set records for revenue, profitability, margins and returns. These achievements are a testament to our team’s commitment to our customers. With the Ahern integration on track, and a world-class combination of people, process and technology, we’re positioned to raise the bar again in 2023.”
Flannery continued, “Our guidance reflects our expectations for another year of strong growth, and our ability to convert this growth into compelling returns. The introduction of our dividend program reflects the strength and resiliency of our operating model and our ability to generate cash across the cycle, while continuing to invest in growth. Combined with the restart of our share repurchase program, we expect to return approximately $1.4 billion of cash to our shareholders this year as we continue to drive long-term value creation.”
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1.A discussion of the company’s full-year 2022 results of operations is included in its Annual Report on Form 10-K filed with the SEC.
2.Rental revenue includes owned equipment rental revenue, re-rent revenue and ancillary revenue.
3.Fleet productivity reflects the combined impact of changes in rental rates, time utilization and mix on owned equipment rental revenue. See the table below for more information.
4.Net income margin and adjusted EBITDA margin represent net income or adjusted EBITDA divided by total revenue.
5.Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), adjusted EPS (earnings per share) and free cash flow are non-GAAP measures as defined in the tables below. See the tables below for reconciliations to the most comparable GAAP measures. Information reconciling forward-looking adjusted EBITDA to the comparable GAAP financial measures is unavailable to the company without unreasonable effort, as discussed below.
6.The net leverage ratio reflects net debt (total debt less cash and cash equivalents) divided by adjusted EBITDA for the trailing 12 months. Total liquidity reflects cash and cash equivalents plus availability under the asset-based revolving credit facility (“ABL facility”) and the accounts receivable securitization facility.

2023 Outlook

The company provided the following outlook for 2023.

	2023 Outlook	2022 Actual
Total revenue	$13.7 billion to $14.2 billion	$11.642 billion
Adjusted EBITDA[7]	$6.6 billion to $6.85 billion	$5.618 billion
Net rental capital expenditures after gross purchases	$2.0 billion to $2.25 billion, after gross purchases of $3.3 billion to $3.55 billion	$2.471 billion net, $3.436 billion gross
Net cash provided by operating activities	$4.4 billion to $4.8 billion	$4.433 billion
Free cash flow (excluding merger and restructuring related payments, which were $4 million in 2022)	$2.1 billion to $2.35 billion	$1.768 billion
Summary of Fourth Quarter 2022 Financial Results
•Rental revenue for the quarter was a record $2.747 billion, reflecting an increase of 18.8% year-over-year. The increase reflects the broad-based strength of demand across the end-markets served by the company. Year-over-year, fleet productivity increased 5.9% while average original equipment at cost (“OEC”) increased 14.2%. The increases in rental revenue, fleet productivity and average OEC include the impact of the December 2022 Ahern Rentals acquisition.
•Used equipment sales in the quarter increased 26.2% year-over-year. These sales generated $409 million of proceeds at a GAAP gross margin of 58.9% and an adjusted gross margin8 of 61.6%; this compares with $324 million at a GAAP gross margin of 49.4% and an adjusted gross margin of 52.2% for the same period last year. The gross margin increases were primarily due to strong pricing on used equipment sales and improved channel mix.
•Net income for the quarter increased 32.8% year-over-year to $639 million, while net income margin increased 210 basis points to 19.4%. Both net income and net income margin were fourth quarter records excluding the fourth quarter of 2017, which included a one-time net income benefit of $689 million associated with the enactment of the Tax Cuts and Jobs Act of 2017. The year-over-year improvements primarily reflected higher gross margins from rental revenue and used equipment sales, and a reduction in non-rental depreciation and amortization as a percentage of revenue, partially offset by higher interest and income tax expenses. Interest expense increased $39 million, or 42%, primarily due to increased average debt, including the debt issued to partially fund the Ahern Rentals acquisition as discussed below, and higher variable debt interest rates. Income tax expense increased $93 million, or 57%. While the effective income tax rate of 28.6% for the quarter reflects a year-over-year increase of 330 basis points, primarily due to the settlement in the quarter of non-recurring prior year tax adjustments, the full-year effective income tax rate was flat year-over-year at 24.9%.
•Adjusted EBITDA for the quarter increased 25.8% year-over-year to a fourth quarter record of $1.647 billion, while adjusted EBITDA margin increased 280 basis points to 50.0%. The increase in adjusted EBITDA margin primarily reflected a 100 basis point increase in rental margin (excluding depreciation), a 940 basis point increase in adjusted gross margin from used equipment sales and revenue mix benefits.
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7.Information reconciling forward-looking adjusted EBITDA to the comparable GAAP financial measures is unavailable to the company without unreasonable effort, as discussed below.
8.Used equipment sales adjusted gross margin excludes the impact of the fair value mark-up of fleet acquired in certain major acquisitions that was subsequently sold, as explained further in the tables below.

•General rentals segment had an increase of 19.1% year-over-year in rental revenue to a fourth quarter record of $2.023 billion. Rental gross margin increased by 140 basis points to 41.6%, primarily due to better fixed cost absorption on higher revenue.
•Specialty rentals segment rental revenue increased 18.1% year-over-year to a fourth quarter record of $724 million. Rental gross margin increased by 410 basis points to 49.3%, primarily due to better cost performance and fixed cost absorption on higher revenue.
•Cash flow from operating activities increased 20.2% year-over-year to $4.433 billion for the full-year, and free cash flow, including merger and restructuring related payments, increased 16.5% to $1.764 billion. The increase in free cash flow was mainly due to higher net cash from operating activities, partially offset by higher net rental capital expenditures (purchases of rental equipment less proceeds from sales of rental equipment), which increased $441 million, and increased purchases of non-rental equipment.
•Capital management. The company's net leverage ratio was 2.0x at December 31, 2022, as compared to 2.2x at December 31, 2021. In 2022, net debt increased by $1.723 billion, primarily reflecting the use of borrowings to fund the Ahern Rentals acquisition. In 2022, the company executed the following capital management transactions: 1) repurchased $1 billion of common stock, completing the repurchase program that commenced in the first quarter of 2022, 2) redeemed $500 million principal amount of its 5 1/2 percent Senior Notes due 2027, 3) amended and extended its ABL facility, increasing its size by $500 million to $4.25 billion and extending its expiration to June 2027, 4) amended and extended its accounts receivable securitization facility, increasing its size by $200 million to $1.1 billion and extending its expiration to June 2024, 5) entered into an uncommitted short-term financing facility9 pursuant to which it may borrow up to $100 million and 6) issued $1.5 billion principal amount of 6 percent Senior Secured Notes due 2029 (this issuance, together with drawings under the ABL facility, was used to fund the Ahern Rentals acquisition).
•Total liquidity was $2.896 billion as of December 31, 2022, including $106 million of cash and cash equivalents.
•Return on invested capital (ROIC)10 increased 240 basis points year-over-year, and 50 basis points sequentially, to a record 12.7% for the 12 months ended December 31, 2022. The year-over-year and sequential increases in ROIC were primarily due to increased after-tax operating income.
Share Repurchase Program
On October 24, 2022, the company's Board of Directors authorized a new $1.25 billion share repurchase program. The program was subsequently paused through the initial phase of the integration of the $2.0 billion Ahern Rentals acquisition, which closed in December 2022. The company plans to begin repurchases under the program in the first quarter of 2023, and intends to repurchase $1.0 billion of common stock during 2023.

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9.The company’s Annual Report on Form 10-K filed with the SEC includes a discussion of this facility, which is referred to therein as the "Repurchase facility."
10.The company’s ROIC metric uses after-tax operating income for the trailing 12 months divided by average stockholders’ equity, debt and deferred taxes, net of average cash. To mitigate the volatility related to fluctuations in the company’s tax rate from period to period, the U.S. federal corporate statutory tax rate of 21% was used to calculate after-tax operating income.

Quarterly Dividend Program
As part of United Rentals' commitment to a balanced and effective capital allocation strategy intended to enhance long-term shareholder value, the company’s Board of Directors approved a quarterly dividend program on January 25, 2023. Under the program, subject to quarterly approval and declaration by the Board of Directors, the dividends will be payable on the fourth Wednesday of the second month of each calendar quarter to stockholders of record as of the second Wednesday of that same month. The company’s Board of Directors has declared a quarterly dividend of $1.48 per share, payable on February 22, 2023 to stockholders of record as of the close of business on February 8, 2023.
Conference Call
United Rentals will hold a conference call tomorrow, Thursday, January 26, 2023, at 11:00 a.m. Eastern Time. The conference call number is 800-343-1703 (international: 785-424-1226). The replay number for the call is 402-220-2972. The passcode for both the conference call and replay is 34187. The conference call will also be available live by audio webcast at unitedrentals.com, where it will be archived until the next earnings call.
Non-GAAP Measures
Free cash flow, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, and adjusted earnings per share (adjusted EPS) are non-GAAP financial measures as defined under the rules of the SEC. Free cash flow represents net cash provided by operating activities less purchases of, and plus proceeds from, equipment and intangible assets. The equipment and intangible asset purchases and proceeds represent cash flows from investing activities. EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the merger related costs, restructuring charges, stock compensation expense, net, and the impact of the fair value mark-up of acquired fleet. Adjusted EPS represents EPS plus the sum of the merger related costs, restructuring charges, the impact on depreciation related to acquired fleet and property and equipment, the impact of the fair value mark-up of acquired fleet, merger related intangible asset amortization, asset impairment charge and loss on repurchase/redemption of debt securities. The company believes that: (i) free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements; (ii) EBITDA and adjusted EBITDA provide useful information about operating performance and period-over-period growth, and help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced; and (iii) adjusted EPS provides useful information concerning future profitability. However, none of these measures should be considered as alternatives to net income, cash flows from operating activities or earnings per share under GAAP as indicators of operating performance or liquidity.
Information reconciling forward-looking adjusted EBITDA to GAAP financial measures is unavailable to the company without unreasonable effort. The company is not able to provide reconciliations of adjusted EBITDA to GAAP financial measures because certain items required for such reconciliations are outside of the company’s control and/or cannot be reasonably predicted, such as the provision for income taxes. Preparation of such reconciliations would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to the company without unreasonable effort (as specified in the exception provided by Item 10(e)(1)(i)(B) of Regulation S-K). The company provides a range for its adjusted EBITDA forecast that it believes will be achieved, however it cannot accurately predict all the components of the adjusted EBITDA calculation. The company provides an adjusted EBITDA forecast because it believes that adjusted EBITDA, when viewed with the company’s results under GAAP, provides useful information for the reasons noted above. However, adjusted EBITDA is not a measure of financial performance or liquidity under GAAP and, accordingly, should not be considered as an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity.

About United Rentals
United Rentals, Inc. is the largest equipment rental company in the world. The company has an integrated network of 1,462 rental locations in North America, 13 in Europe, 27 in Australia and 19 in New Zealand. In North America, the company operates in 49 states and every Canadian province. The company’s approximately 24,600 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers approximately 4,600 classes of equipment for rent with a total original cost of $19.61 billion. United Rentals is a member of the Standard & Poor’s 500 Index, the Barron’s 400 Index and the Russell 3000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals is available at unitedrentals.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These statements can generally be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “on-track,” “plan,” “project,” “forecast,” “intend” or “anticipate,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. These statements are based on current plans, estimates and projections, and, therefore, you should not place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Factors that could cause actual results to differ materially from those projected include, but are not limited to, the following: (1) the impact of global economic conditions (including inflation, increased interest rates, supply chain constraints, potential trade wars and sanctions and other measures imposed in response to the ongoing conflict in Ukraine) and public health crises and epidemics on us, our customers and our suppliers, in the United States and the rest of the world; (2) declines in construction or industrial activity, which could adversely impact our revenues and, because many of our costs are fixed, our profitability; (3) rates we charge and time utilization we achieve being less than anticipated; (4) changes in customer, fleet, geographic and segment mix; (5) excess fleet in the equipment rental industry; (6) inability to benefit from government spending, including spending associated with infrastructure projects; (7) trends in oil and natural gas, including significant increases in the prices of oil or natural gas, could adversely affect the demand for our services and products; (8) competition from existing and new competitors; (9) the cyclical nature of the industry in which we operate and the industries of our customers, such as those in the construction industry; (10) costs we incur being more than anticipated, including as a result of inflation, and the inability to realize expected savings in the amounts or time frames planned; (11) our significant indebtedness, which requires us to use a substantial portion of our cash flow for debt service and can constrain our flexibility in responding to unanticipated or adverse business conditions; (12) inability to refinance our indebtedness on terms that are favorable to us, including as a result of volatility and uncertainty in capital markets or increases in interest rates, or at all; (13) incurrence of additional debt, which could exacerbate the risks associated with our current level of indebtedness; (14) noncompliance with financial or other covenants in our debt agreements, which could result in our lenders terminating the agreements and requiring us to repay outstanding borrowings; (15) restrictive covenants and the amount of borrowings permitted under our debt instruments, which can limit our financial and operational flexibility; (16) inability to access the capital that our businesses or growth plans may require, including as a result of uncertainty in capital or other financial markets; (17) the possibility that companies that we have acquired or may acquire could have undiscovered liabilities, or that companies or assets that we have acquired or may acquire could involve other unexpected costs, may strain our management capabilities, or may be difficult to integrate, and that we may not realize the expected benefits from an acquisition over the timeframe we expect, or at all; (18) incurrence of impairment charges; (19) fluctuations in the price of our common stock and inability to complete stock repurchases in the time frame and/or on the terms anticipated; (20) our charter provisions as well as provisions of certain debt agreements and our significant indebtedness may have the effect of making more difficult or otherwise discouraging, delaying or deterring a takeover or other change of control of us; (21) inability to manage credit risk adequately or to collect on contracts with a large number of customers; (22) turnover in our management team and inability to attract and retain key personnel, as well as loss, absenteeism or the inability of employees to work or perform key functions in light of public health crises or epidemics; (23) inability to obtain equipment and other supplies for our business from our key suppliers on acceptable terms or at all, as a result of supply chain disruptions, insolvency, financial difficulties or other factors; (24) increases in our maintenance and replacement costs and/or decreases in the residual value of our equipment; (25) inability to sell our new or used fleet in the amounts, or at the prices, we expect; (26) risks related to security breaches, cybersecurity attacks, failure to protect personal information, compliance with data protection laws and other significant disruptions in our information technology systems; (27) risks related to climate change and climate change regulation; (28) risks related to our ability to meet our environmental and social goals, including our greenhouse gas intensity reduction goal; (29) the fact that our holding company structure requires us to depend in part on distributions from subsidiaries and such distributions could be limited by contractual or legal restrictions; (30) shortfalls in our insurance coverage; (31) increases in our loss reserves to address business operations or other claims and any claims that exceed our established levels of reserves; (32) incurrence of additional expenses (including indemnification obligations) and other costs in connection with litigation, regulatory and investigatory matters; (33) the costs of complying with environmental, safety and foreign laws and regulations, as well as other risks associated with non-U.S. operations, including currency exchange risk, and tariffs; (34) the outcome or other potential consequences of regulatory matters and commercial litigation; (35) labor shortages and/or disputes, work stoppages or other labor difficulties, which may impact our productivity and increase our costs, and changes in law that could affect our labor relations or operations generally; and (36) the effect of changes in tax law.

For a more complete description of these and other possible risks and uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2022, as well as to our subsequent filings with the SEC. The forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.

# # #
Contact:
Ted Grace
(203) 618-7122
Cell: (203) 399-8951
tgrace@ur.com

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In millions, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Revenues:
Equipment rentals	$2,747	$2,312	$10,116	$8,207
Sales of rental equipment	409	324	965	968
Sales of new equipment	39	50	154	203
Contractor supplies sales	32	29	126	109
Service and other revenues	69	61	281	229
Total revenues	3,296	2,776	11,642	9,716
Cost of revenues:
Cost of equipment rentals, excluding depreciation	1,057	913	4,018	3,329
Depreciation of rental equipment	491	439	1,853	1,611
Cost of rental equipment sales	168	164	399	537
Cost of new equipment sales	31	41	124	169
Cost of contractor supplies sales	18	21	84	78
Cost of service and other revenues	43	37	168	139
Total cost of revenues	1,808	1,615	6,646	5,863
Gross profit	1,488	1,161	4,996	3,853
Selling, general and administrative expenses	378	322	1,400	1,199
Merger related costs	—	—	—	3
Restructuring charge	—	1	—	2
Non-rental depreciation and amortization	86	93	364	372
Operating income	1,024	745	3,232	2,277
Interest expense, net	132	93	445	424
Other (income) expense, net	(3)	8	(15)	7
Income before provision for income taxes	895	644	2,802	1,846
Provision for income taxes	256	163	697	460
Net income	$639	$481	$2,105	$1,386
Diluted earnings per share	$9.15	$6.61	$29.65	$19.04

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In millions)

	December 31, 2022	December 31, 2021
ASSETS
Cash and cash equivalents	$106	$144
Accounts receivable, net	2,004	1,677
Inventory	232	164
Prepaid expenses and other assets	381	166
Total current assets	2,723	2,151
Rental equipment, net	13,277	10,560
Property and equipment, net	839	612
Goodwill	6,026	5,528
Other intangible assets, net	452	615
Operating lease right-of-use assets	819	784
Other long-term assets	47	42
Total assets	$24,183	$20,292
LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt and current maturities of long-term debt	$161	$906
Accounts payable	1,139	816
Accrued expenses and other liabilities	1,145	881
Total current liabilities	2,445	2,603
Long-term debt	11,209	8,779
Deferred taxes	2,671	2,154
Operating lease liabilities	642	621
Other long-term liabilities	154	144
Total liabilities	17,121	14,301
Common stock	1	1
Additional paid-in capital	2,626	2,567
Retained earnings	9,656	7,551
Treasury stock	(4,957)	(3,957)
Accumulated other comprehensive loss	(264)	(171)
Total stockholders’ equity	7,062	5,991
Total liabilities and stockholders’ equity	$24,183	$20,292

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Cash Flows From Operating Activities:
Net income	$639	$481	$2,105	$1,386
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	577	532	2,217	1,983
Amortization of deferred financing costs and original issue discounts	4	4	13	13
Gain on sales of rental equipment	(241)	(160)	(566)	(431)
Gain on sales of non-rental equipment	(3)	(4)	(9)	(10)
Insurance proceeds from damaged equipment	(7)	(6)	(32)	(25)
Stock compensation expense, net	32	30	127	119
Merger related costs	—	—	—	3
Restructuring charge	—	1	—	2
Loss on repurchase/redemption of debt securities	—	—	17	30
Increase in deferred taxes	407	111	537	268
Changes in operating assets and liabilities, net of amounts acquired:
Increase in accounts receivable	(68)	(76)	(329)	(300)
Decrease (increase) in inventory	8	1	(25)	9
(Increase) decrease in prepaid expenses and other assets	(234)	(58)	(164)	248
(Decrease) increase in accounts payable	(28)	(241)	304	307
Increase in accrued expenses and other liabilities	165	53	238	87
Net cash provided by operating activities	1,251	668	4,433	3,689
Cash Flows From Investing Activities:
Purchases of rental equipment	(980)	(690)	(3,436)	(2,998)
Purchases of non-rental equipment and intangible assets	(72)	(58)	(254)	(200)
Proceeds from sales of rental equipment	409	324	965	968
Proceeds from sales of non-rental equipment	9	10	24	30
Insurance proceeds from damaged equipment	7	6	32	25
Purchases of other companies, net of cash acquired	(2,017)	(1)	(2,340)	(1,436)
Purchases of investments	(2)	1	(7)	—
Net cash used in investing activities	(2,646)	(408)	(5,016)	(3,611)
Cash Flows From Financing Activities:
Proceeds from debt	4,666	1,334	9,885	8,364
Payments of debt	(3,215)	(1,768)	(8,241)	(8,462)
Payments of financing costs	(15)	—	(24)	(8)
Common stock repurchased, including tax withholdings for share based compensation (1)	(10)	(1)	(1,068)	(34)
Net cash provided by (used in) financing activities	1,426	(435)	552	(140)
Effect of foreign exchange rates	(1)	(1)	(7)	4
Net increase (decrease) in cash and cash equivalents	30	(176)	(38)	(58)
Cash and cash equivalents at beginning of period	76	320	144	202
Cash and cash equivalents at end of period	$106	$144	$106	$144
Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$31	$51	$326	$202
Cash paid for interest	67	29	406	391
(1)See above for a discussion of our current share repurchase program. The common stock repurchases include i) shares repurchased pursuant to the share repurchase program that was completed in 2022 and ii) shares withheld to satisfy tax withholding obligations upon the vesting of restricted stock unit awards.

UNITED RENTALS, INC.
RENTAL REVENUE

Fleet productivity is a comprehensive metric that provides greater insight into the decisions made by our managers in support of growth and returns. Specifically, we seek to optimize the interplay of rental rates, time utilization and mix in driving rental revenue. Fleet productivity aggregates, in one metric, the impact of changes in rates, utilization and mix on owned equipment rental revenue.

We believe that this metric is useful in assessing the effectiveness of our decisions on rates, time utilization and mix, particularly as they support the creation of shareholder value. The table below shows the components of the year-over-year change in rental revenue using the fleet productivity methodology:

	Year-over-year change in average OEC	Assumed year-over-year inflation impact (1)	Fleet productivity (2)	Contribution from ancillary and re-rent revenue (3)	Total change in rental revenue
Three Months Ended December 31, 2022	14.2%	(1.5)%	5.9%	0.2%	18.8%
Year Ended December 31, 2022	13.6%	(1.5)%	9.4%	1.8%	23.3%

Please refer to our Fourth Quarter 2022 Investor Presentation for additional detail on fleet productivity.
(1)Reflects the estimated impact of inflation on the revenue productivity of fleet based on OEC, which is recorded at cost.
(2)Reflects the combined impact of changes in rental rates, time utilization and mix on owned equipment rental revenue. Changes in customers, fleet, geographies and segments all contribute to changes in mix.
(3)Reflects the combined impact of changes in other types of equipment rental revenue: ancillary and re-rent (excludes owned equipment rental revenue).

UNITED RENTALS, INC.
SEGMENT PERFORMANCE
($ in millions)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2022	2021	Change	2022	2021	Change
General Rentals
Reportable segment equipment rentals revenue	$2,023	$1,699	19.1%	$7,345	$6,074	20.9%
Reportable segment equipment rentals gross profit	842	683	23.3%	2,905	2,269	28.0%
Reportable segment equipment rentals gross margin	41.6%	40.2%	140 bps	39.6%	37.4%	220 bps
Specialty
Reportable segment equipment rentals revenue	$724	$613	18.1%	$2,771	$2,133	29.9%
Reportable segment equipment rentals gross profit	357	277	28.9%	1,340	998	34.3%
Reportable segment equipment rentals gross margin	49.3%	45.2%	410 bps	48.4%	46.8%	160 bps
Total United Rentals
Total equipment rentals revenue	$2,747	$2,312	18.8%	$10,116	$8,207	23.3%
Total equipment rentals gross profit	1,199	960	24.9%	4,245	3,267	29.9%
Total equipment rentals gross margin	43.6%	41.5%	210 bps	42.0%	39.8%	220 bps

UNITED RENTALS, INC.
DILUTED EARNINGS PER SHARE CALCULATION
(In millions, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Numerator:
Net income available to common stockholders	$639	$481	$2,105	$1,386
Denominator:
Denominator for basic earnings per share—weighted-average common shares	69.4	72.5	70.7	72.4
Effect of dilutive securities:
Employee stock options	—	—	—	—
Restricted stock units	0.4	0.4	0.3	0.4
Denominator for diluted earnings per share—adjusted weighted-average common shares	69.8	72.9	71.0	72.8
Diluted earnings per share	$9.15	$6.61	$29.65	$19.04

UNITED RENTALS, INC.
ADJUSTED EARNINGS PER SHARE GAAP RECONCILIATION
We define “earnings per share – adjusted” as the sum of earnings per share – GAAP, as reported plus the impact of the following special items: merger related costs, merger related intangible asset amortization, impact on depreciation related to acquired fleet and property and equipment, impact of the fair value mark-up of acquired fleet, restructuring charge, asset impairment charge and loss on repurchase/redemption of debt securities. Management believes that earnings per share - adjusted provides useful information concerning future profitability. However, earnings per share - adjusted is not a measure of financial performance under GAAP. Accordingly, earnings per share - adjusted should not be considered an alternative to GAAP earnings per share. The table below provides a reconciliation between earnings per share – GAAP, as reported, and earnings per share – adjusted.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Earnings per share - GAAP, as reported	$9.15	$6.61	$29.65	$19.04
After-tax (1) impact of:
Merger related costs (2)	—	—	—	0.03
Merger related intangible asset amortization (3)	0.39	0.47	1.79	1.98
Impact on depreciation related to acquired fleet and property and equipment (4)	0.08	0.13	0.56	0.16
Impact of the fair value mark-up of acquired fleet (5)	0.12	0.10	0.29	0.38
Restructuring charge (6)	—	—	—	0.02
Asset impairment charge (7)	—	0.08	0.03	0.14
Loss on repurchase/redemption of debt securities (8)	—	—	0.18	0.31
Earnings per share - adjusted	$9.74	$7.39	$32.50	$22.06
Tax rate applied to above adjustments (1)	25.3%	25.2%	25.3%	25.3%

(1)The tax rates applied to the adjustments reflect the statutory rates in the applicable entities.
(2)Reflects transaction costs associated with the General Finance acquisition that was completed in May 2021. Merger related costs only include costs associated with major acquisitions completed since 2012 that significantly impact our operations (the "major acquisitions," each of which had annual revenues of over $200 million prior to acquisition).
(3)Reflects the amortization of the intangible assets acquired in the major acquisitions.
(4)Reflects the impact of extending the useful lives of equipment acquired in certain major acquisitions, net of the impact of additional depreciation associated with the fair value mark-up of such equipment.
(5)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in certain major acquisitions and subsequently sold.
(6)Primarily reflects severance and branch closure charges associated with our closed restructuring programs. We only include such costs that are part of a restructuring program as restructuring charges. Since the first such restructuring program was initiated in 2008, we have completed six restructuring programs. We have cumulatively incurred total restructuring charges of $352 million under our restructuring programs.
(7)Reflects write-offs of leasehold improvements and other fixed assets.
(8)Primarily reflects the difference between the net carrying amount and the total purchase price of the redeemed notes.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS
($ in millions, except footnotes)

EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment, and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the merger related costs, restructuring charges, stock compensation expense, net, and the impact of the fair value mark-up of acquired fleet. These items are excluded from adjusted EBITDA internally when evaluating our operating performance and for strategic planning and forecasting purposes, and allow investors to make a more meaningful comparison between our core business operating results over different periods of time, as well as with those of other similar companies. The net income and adjusted EBITDA margins represent net income or adjusted EBITDA divided by total revenue. Management believes that EBITDA and adjusted EBITDA, when viewed with the company’s results under GAAP and the accompanying reconciliation, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and adjusted EBITDA help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.

The table below provides a reconciliation between net income and EBITDA and adjusted EBITDA.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Net income	$639	$481	$2,105	$1,386
Provision for income taxes	256	163	697	460
Interest expense, net	132	93	445	424
Depreciation of rental equipment	491	439	1,853	1,611
Non-rental depreciation and amortization	86	93	364	372
EBITDA	$1,604	$1,269	$5,464	$4,253
Merger related costs (1)	—	—	—	3
Restructuring charge (2)	—	1	—	2
Stock compensation expense, net (3)	32	30	127	119
Impact of the fair value mark-up of acquired fleet (4)	11	9	27	37
Adjusted EBITDA	$1,647	$1,309	$5,618	$4,414
Net income margin	19.4%	17.3%	18.1%	14.3%
Adjusted EBITDA margin	50.0%	47.2%	48.3%	45.4%

(1)Reflects transaction costs associated with the General Finance acquisition that was completed in May 2021. Merger related costs only include costs associated with major acquisitions.
(2)Primarily reflects severance and branch closure charges associated with our closed restructuring programs. We only include such costs that are part of a restructuring program as restructuring charges. Since the first such restructuring program was initiated in 2008, we have completed six restructuring programs. We have cumulatively incurred total restructuring charges of $352 million under our restructuring programs.
(3)Represents non-cash, share-based payments associated with the granting of equity instruments.
(4)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in certain major acquisitions and subsequently sold.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS (continued)
(In millions, except footnotes)

The table below provides a reconciliation between net cash provided by operating activities and EBITDA and adjusted EBITDA.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Net cash provided by operating activities	$1,251	$668	$4,433	$3,689
Adjustments for items included in net cash provided by operating activities but excluded from the calculation of EBITDA:
Amortization of deferred financing costs and original issue discounts	(4)	(4)	(13)	(13)
Gain on sales of rental equipment	241	160	566	431
Gain on sales of non-rental equipment	3	4	9	10
Insurance proceeds from damaged equipment	7	6	32	25
Merger related costs (1)	—	—	—	(3)
Restructuring charge (2)	—	(1)	—	(2)
Stock compensation expense, net (3)	(32)	(30)	(127)	(119)
Loss on repurchase/redemption of debt securities (5)	—	—	(17)	(30)
Changes in assets and liabilities	40	386	(151)	(328)
Cash paid for interest	67	29	406	391
Cash paid for income taxes, net	31	51	326	202
EBITDA	$1,604	$1,269	$5,464	$4,253
Add back:
Merger related costs (1)	—	—	—	3
Restructuring charge (2)	—	1	—	2
Stock compensation expense, net (3)	32	30	127	119
Impact of the fair value mark-up of acquired fleet (4)	11	9	27	37
Adjusted EBITDA	$1,647	$1,309	$5,618	$4,414
(1)Reflects transaction costs associated with the General Finance acquisition that was completed in May 2021. Merger related costs only include costs associated with major acquisitions.
(2)Primarily reflects severance and branch closure charges associated with our closed restructuring programs. We only include such costs that are part of a restructuring program as restructuring charges. Since the first such restructuring program was initiated in 2008, we have completed six restructuring programs. We have cumulatively incurred total restructuring charges of $352 million under our restructuring programs.
(3)Represents non-cash, share-based payments associated with the granting of equity instruments.
(4)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in certain major acquisitions and subsequently sold.
(5)Primarily reflects the difference between the net carrying amount and the total purchase price of the redeemed notes.

UNITED RENTALS, INC.
FREE CASH FLOW GAAP RECONCILIATION
(In millions, except footnotes)

We define “free cash flow” as net cash provided by operating activities less purchases of, and plus proceeds from, equipment and intangible assets. The equipment and intangible asset purchases and proceeds are included in cash flows from investing activities. Management believes that free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow is not a measure of financial performance or liquidity under GAAP. Accordingly, free cash flow should not be considered an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. The table below provides a reconciliation between net cash provided by operating activities and free cash flow.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Net cash provided by operating activities	$1,251	$668	$4,433	$3,689
Purchases of rental equipment	(980)	(690)	(3,436)	(2,998)
Purchases of non-rental equipment and intangible assets	(72)	(58)	(254)	(200)
Proceeds from sales of rental equipment	409	324	965	968
Proceeds from sales of non-rental equipment	9	10	24	30
Insurance proceeds from damaged equipment	7	6	32	25
Free cash flow (1)	$624	$260	$1,764	$1,514

(1)Free cash flow included aggregate merger and restructuring related payments of $1 million and $2 million for the three months ended December 31, 2022 and 2021, respectively, and $4 million and $13 million for the years ended December 31, 2022 and 2021, respectively.

The table below provides a reconciliation between 2023 forecasted net cash provided by operating activities and free cash flow.

Net cash provided by operating activities	$4,400-$4,800
Purchases of rental equipment	$(3,300)-$(3,550)
Proceeds from sales of rental equipment	$1,200-$1,400
Purchases of non-rental equipment and intangible assets, net of proceeds from sales and insurance proceeds from damaged equipment	$(200)-$(300)
Free cash flow (excluding the impact of merger and restructuring related payments)	$2,100- $2,350